Exhibit 4.8

CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT (as hereafter amended, restated, modified or supplemented in accordance herewith, this “Agreement”), dated as of July [●], 2022, is entered into by and among (i) Gorilla Technology Group Inc., a Cayman Islands exempted company (together with its successors, the “Company”), (ii) Global SPAC Sponsors LLC, a Delaware limited liability company, in the capacity as the SPAC Representative under the BCA (as defined below) (the “SPAC Representative”), and (iii) Continental Stock Transfer & Trust Company, as rights agent (the “Rights Agent”). Terms capitalized but not defined herein shall have the meaning ascribed to them in the BCA.

RECITALS

WHEREAS, Global SPAC Partners Co., a Cayman Islands exempted company (together with its successors, “SPAC”), Gorilla Merger Sub, Inc., a Cayman Islands exempted company and a direct wholly owned subsidiary of the Company (“Merger Sub”), the SPAC Representative, Tomoyuki Nii, in the capacity as the Company Representative thereunder, and the Company are parties to that certain Amended and Restated Business Combination Agreement, dated as of May 18, 2022 (as it may be amended from time to time in accordance with the terms thereof, the “BCA”), pursuant to which, among other matters: (a) prior to consummation of the transactions contemplated thereby (the “Closing”), the Company agreed to effect a recapitalization (the “Recapitalization”), where it will (i) first convert all of its outstanding preferred shares into ordinary shares of the Company (together with any successor securities after the Closing (as defined below), “Company Ordinary Shares”), (ii) then conduct a share recapitalization of the Company Ordinary Shares so that the total number of outstanding Company Ordinary Shares on a fully-diluted basis (treating outstanding options to purchase Company Ordinary Shares (“Company Options”) on a net-exercise basis) equal 65,000,000 shares, (iii) equitably adjust the number of shares and exercise price to be purchased under outstanding Company Options based on such share recapitalization, and (iv) place in escrow, in a segregated escrow account (the “Earnout Escrow Account”) held by Continental Stock Transfer & Trust Company, as escrow agent (together with any successor escrow agent, the “Escrow Agent”) under an escrow agreement entered by the SPAC Representative, the Company and the Escrow Agent effective as of the Closing, fourteen million (14,000,000) of the Company Ordinary Shares that are to be issued to the existing Company shareholders (the “Company Shareholders”) in the Recapitalization (subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted, and together with any dividends or distributions or other income paid or otherwise accruing to such securities during the time such securities are held in the Earnout Escrow Account, “Earnout Shares”), and make such Earnout Shares contingent and only vest and be earned by the Company Shareholders if certain share price maintenance and financial performance and reporting metrics are achieved by the Company after the Closing, with such Earnout Shares forfeited if such metrics are not achieved; and (b) upon the Closing, Merger Sub will merge with and into SPAC (the “Merger”), with SPAC surviving the Merger as a wholly owned subsidiary of the Company, and holders of (i) Class A ordinary shares of SPAC (including those that were part of the SPAC’s publicly traded subunits) will receive one (1) Company Ordinary Share and one (1) Class A contingent value right of the Company (a “Class A CVR”) (with certain holders of SPAC Class A ordinary shares waiving their right to receive Class A CVRs), (ii) Class B ordinary shares of SPAC receiving one (1) Company Ordinary Share and (iii) warrants of SPAC receiving an equivalent warrant of the Company (“Company Warrants”);

WHEREAS, SPAC and the Company are parties to certain Amended and Restated Subscription Agreements, each dated as of May 18, 2022 (each, as amended from time to time in accordance with the terms thereof, a “Subscription Agreement”), with certain investors (the “PIPE Investors”), pursuant to which, the PIPE Investors agreed to purchase SPAC subunits immediately prior to the Closing, consisting of Class A ordinary shares of SPAC and one-quarter (¼) of a publicly redeemable warrant of SPAC (or alternatively purchase the SPAC’s existing outstanding publicly traded subunits and not redeem such subunits in connection with the Closing), each of which SPAC subunit will be converted at the Closing into one Company Ordinary Share, one Class A CVR and one-quarter (¼) of a Company Warrant, and for each SPAC subunit purchased, the PIPE Investors will receive, in addition to the aforementioned securities, one-half (½) of a Class B contingent value right of the Company (each such whole right, a “Class B CVR”, and each Class A CVR and the Class B CVR, a “CVR”); and

WHEREAS, pursuant to the BCA, (a) the Class A CVRs entitle the holder thereof to receive (as a new reissuance by the Company of equivalent Company Ordinary Shares or other securities or property forfeited as part of applicable Earnout Shares and Earnings (as defined below) thereon) (i) a pro rata portion, among holders of Class A CVRs, of the Earnout Shares (and Earnings thereon) that are forfeited by Company Shareholders under the BCA for failure to meet any the Company Ordinary Share price maintenance requirements (as referred to and defined in the BCA as Price Protection Shares, “Price Protection Shares”), and (ii) a pro rata portion, among holders of all whole CVRs, of the Earnout Shares (and Earnings thereon) that are forfeited by Company Shareholders under the BCA for failure to meet any the financial performance and reporting metric performance requirements (as referred to and defined in the BCA as Revenue Protection Shares, “Revenue Protection Shares”), and (b) the Class B CVRs entitle the holder thereof to receive (as a new reissuance by the Company of equivalent Company Ordinary Shares or other securities or property forfeited as part of applicable Earnout Shares and Earnings thereon) for each whole Class B CVR a pro rata portion, among holders of all whole CVRs, of the Revenue Protection Shares (but not the Price Protection Shares).

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties hereto agree as follows:

Article I
DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

1.1. Definitions. As used in this Agreement, the following terms will have the following meanings:

“Affiliate” means as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the (a) ownership of, or ability to direct the casting of, more than fifty percent (50%) of the total voting rights conferred by all the share then in issue and conferring the rights to vote at all general meetings of such Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Board of Directors” means the board of directors of the Company.

“Board Resolution” means a copy, delivered to the Rights Agent, of a resolution certified by a duly authorized officer of the Company to have been duly adopted by the Board of Directors or a written consent signed by the requisite directors serving on the Board of Directors and, in either case, that is in full force and effect on the date so delivered to the Rights Agent.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking

“Class A CVR Holder” means a Person in whose name a Class A CVR is registered in the Class A CVR Register at any date of determination.

“Class A CVR Register” means the register of Class A CVRs to be maintain by the Rights Agent in accordance with the terms of this Agreement.

“Class B CVR Holder” means a Person in whose name a Class B CVR is registered in the Class B CVR Register at any date of determination.

“Class B CVR Register” means the register of Class B CVRs to be maintain by the Rights Agent in accordance with the terms of this Agreement.

“CVR Holder” means a Class A CVR Holder or a Class B CVR Holder.

“CVR Register” means the Class A CVR Register or the Class B CVR Register, as applicable.

“Earnings” means any dividends or distributions or other income paid or otherwise accruing to the Earnout Shares during the time such Earnout Shares are held in the Earnout Escrow Account, as of the relevant date.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department, division, commission or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Tax” means any U.S. federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Authority with respect thereto, whether disputed or not, and including any secondary liability for any of the aforementioned.

1.2. Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. References to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rules or regulation, in each case as amended or otherwise modified from time to time. All references to dollars or “$” refer to United States dollars. References to days mean calendar days unless otherwise specified.

Article II
CONTINGENT VALUE RIGHTS

2.1. CVRs. The CVRs represent the rights of CVR Holders to receive a contingent payment in the form of Company Ordinary Shares (or in such other form as is provided for herein) and any accrued Earnings, pursuant to the BCA and this Agreement.

2.2. No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will not be evidenced by a certificate or other instrument.

(b) The Rights Agent will keep a Class A CVR Register and a Class B CVR Register for the purpose of registering CVRs and transfers thereof. The Rights Agent shall make the CVR Register available to the Company and the SPAC Representative upon reasonable request, including for the avoidance of doubt for purposes of calculating the amounts to be distributed to CVR Holders.

(c) The Class A CVRs shall be deposited with the Rights Agent as the custodian for The Depository Trust Company (including its nominees and successors, the “Depositary”). A Class A CVR (but not any fraction of a Class A CVR) may only be transferred by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(d) The transfer and exchange of beneficial interests in the Class A CVRs will be effected through the Depositary, in accordance with the provisions of this Agreement and the applicable rules and procedures of the Depositary that apply to such transfer or exchange. No written orders or instructions shall be required to be delivered to the Rights Agent to effect the transfers described in this Section 2.2(d).

(e) In accordance with the terms of Section 11 of each Subscription Agreement, the Class B CVRs are subject to certain transfer restrictions, and the Rights Agent will not register the transfer of Class B CVRs except as instructed by the Company and the SPAC Representative to be in accordance with the terms of Section 11 of each Subscription Agreement. The Rights Agent will note these transfer restrictions in a legend in the Class B CVR Register.

2.3. Procedures for Satisfaction of CVRs.

(a) In the event that it is finally determined in accordance with Section 1.2(e) of the BCA that the Company Shareholders have forfeited any Earnout Shares (and Earnings thereon), and accordingly a payment will become due and payable to the holders of Class A CVRs and/or Class B CVRs in accordance with the BCA and this Agreement (a “CVR Payment”), the Company and the SPAC Representative will promptly (but in any event within ten (10) Business Days after such final determination) notify the Rights Agent in writing (a “CVR Payment Notice”) of (i) the amount of Earnout Shares (or other securities or property forfeited as part of applicable Earnout Shares and Earnings thereon) that were forfeited by the Company Shareholders, which will be issued by the Company as new Company Ordinary Shares (and delivered to the Rights Agent with any other securities or property forfeited as part of applicable Earnout Shares and Earnings thereon) (collectively, the “CVR Property”) to the applicable CVR Holders, (ii) the portion thereof that are Price Protection Shares and Revenue Protection Shares, (iii) the amount and type of CVR Property to be issued to each holder of a Class A CVR and a Class B CVR in connection with such CVR Payment, and (iv) the requirements to become a Qualifying CVR Holder (as defined below) with respect to such CVR Payment and instructions for providing such information. Upon delivery of the CVR Payment Notice, the Company will (i) deliver to the Rights Agent for transfer to the applicable Qualifying CVR Holders the CVR Property equal to the Earnout Shares and Earnings thereon that were forfeited by the Company Shareholders and (ii) issue a press release (subject to the reasonable review and approval by the SPAC Representative) providing (A) the calculation of the CVR Property and the amount and type of CVR Property to be issued to each holder of a Class A CVR and a Class B CVR in connection with such final determination and (B) the requirements to become a Qualifying CVR Holder.

(b) Notwithstanding the foregoing provisions of this Section 2.3, solely for so long as and to the extent reasonably necessary, the Company may delay the delivery of the CVR Payment if there is any (i) issuance by the SEC of any stop order suspending the effectiveness of any registration statement upon which any of the Company Ordinary Shares that may be distributed pursuant to this Agreement are to be registered or the initiation or threat of any proceedings for that purpose, (ii) delisting or pending delisting of any Company Ordinary Shares that may be distributed pursuant to this Agreement by any national securities exchange or market on which such shares are then listed, quoted or admitted to trading or any refusal to list such shares on any national securities exchange or market on which they are intended to be listed or admitted to trading, or (iii) receipt by the Company of any notification with respect to the suspension of the qualification of any Company Ordinary Shares that may be distributed pursuant to this Agreement for sale under the securities or “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose.

(c) In order to be eligible to receive any CVR Property in connection with any CVR Payment Notice, a CVR Holder must deliver to the Rights Agent in the manner specified in the CVR Payment Notice, any information (including any IRS Form W-9s or W-8s) reasonably requested by the Company in connection with satisfying the Company’s obligations under this Agreement. Each CVR Holder who completes the aforementioned requirements and is a record holder of the applicable CVR as of the date of the delivery of the CVR Payment Notice to the Rights Agent, shall be designated as a “Qualifying CVR Holder”. If a CVR Holder otherwise entitled to receive CVR Property in connection with a CVR Payment fails to become a Qualifying CVR Holder, the Rights Agent will hold the portion of the CVR Property otherwise payable to such CVR Holder until such CVR Holder becomes a Qualifying CVR Holder; provided, that if such CVR Holder fails to become a Qualifying CVR Holder within one (1) year after the delivery of the applicable CVR Payment Notice to the Rights Agent, then such CVR Holder will be deemed to have forfeited its rights to the applicable CVR Property, and such CVR Property will be returned to, and become the property of (free and clear of all claims or interest of any Person previously entitled thereto) the Company, with any Company Ordinary Shares or other Company securities to be promptly cancelled thereafter by the Company; and none of the Company, the SPAC Representative or the Rights Agent shall be liable to such CVR Holder with respect to such CVR Property. In addition, none of the Company, the SPAC Representative or the Rights Agent shall be liable to any Qualifying CVR Holder for all or any portion of any such Qualifying CVR Holder’s CVR Property that is properly delivered to a public official pursuant to any applicable abandoned property law, escheat law or similar law.

(d) The Rights Agent will promptly, and in any event within ten (10) Business Days following its receipt of the CVR Payment Notice and applicable CVR Property (i) coordinate with the Company (including in any capacity as the Company’s transfer agent) to effect the delivery of the applicable CVR Property, subject to Section 2.3(f), to each Qualifying CVR Holder (with any Company Ordinary Shares so issued being in uncertificated book-entry form). Notwithstanding anything herein to the contrary, in no event shall any party hereto be required to deliver to any Qualifying CVR Holder any fractional Company Ordinary Share (or other security constituting CVR Property). If any fractional Company Ordinary Share (or other security constituting CVR Property) would otherwise be required to be delivered to a Qualifying CVR Holder but for this Section 2.3(d), the number of Company Ordinary Shares (or other securities constituting CVR Property) to be delivered to such Qualifying CVR Holder shall be rounded down to the nearest whole number.

(e) Notwithstanding anything in this Agreement to the contrary, if after the date of the delivery of the CVR Payment Notice to the Rights Agent, but prior to the delivery of the CVR Property by the Rights Agent to the applicable CVR Holders there is any recapitalization, stock split, reverse stock split, reorganization, split-up, spin-off, exchange of Company Ordinary Shares, repurchase or other change in the corporate structure of the Company affecting the Company Ordinary Shares (each, an “Extraordinary Event”), the Company shall delivery additional CVR Property to the Rights Agent to equitably account for such Extraordinary Event and to prevent diminution or enlargement of the benefits intended to be provided to the CVR Holders pursuant to this Agreement, with any specific modifications to be as determined by mutual agreement of the Company and the SPAC Representative, each acting reasonably. The Company (or any successor thereto pursuant to an Extraordinary Event) shall promptly, and in any event, within two (2) Business Days following any Extraordinary Event, provide written notice to the Rights Agent and the SPAC Representative of such Extraordinary Event.

(f)   The Company or the Rights Agent shall be entitled to deduct and withhold, or the Company may cause the Rights Agent to deduct and withhold, from any CVR Property or any other amounts otherwise payable pursuant to this Agreement, such amounts as are required to be deducted and withheld therefrom under any provision of applicable Tax law as reasonably determined by the Company. Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Qualifying CVR Holder, the Company shall instruct the Rights Agent to solicit, to the extent not already in its possession, IRS Form W-9s or W-8s, or any other appropriate forms or information, from Qualifying CVR Holders in order to provide a reasonable opportunity for the Qualifying CVR Holder to timely provide any necessary Tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding, and the payment of such CVR Property may be reasonably delayed in order to gather such necessary Tax forms. The Company, its Affiliates and the Rights Agent may assume all such forms in its possession or provided by any Qualifying CVR Holder are valid under applicable law until subsequently notified by such Qualifying CVR Holder. The Company or the Rights Agent shall take all action that may be necessary to ensure that any amounts withheld in respect of Taxes are promptly remitted to the appropriate Governmental Authority. To the extent any amounts are so deducted and withheld and properly remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made, and as required by applicable law, the Company shall, in a timely manner, deliver (or shall cause the Rights Agent to deliver) to the Person to whom such amounts would otherwise have been paid an original IRS Form 1099 or other reasonably acceptable documents evidencing such withholding.

2.4. No Voting, Dividends or Interest; No Equity or Ownership Interest in the Company. The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any CVR Holder. The CVRs will not represent any equity or ownership interest in the Company, any constituent company to any of the transactions contemplated by the BCA or any of their respective Affiliates.

2.5. Ability to Abandon CVR. A CVR Holder may at any time, at such CVR Holder’s option, abandon all of such CVR Holder’s remaining rights in a CVR by transferring such CVR to the Company or any of the Company’s Affiliates without consideration therefor and as of such time of transfer such CVR shall be immediately and automatically cancelled. Nothing in this Agreement shall prohibit the Company or any of the Company’s Affiliates from offering to acquire or acquiring any CVRs for consideration from the CVR Holders, in private transactions or otherwise, in its sole discretion.

2.6. Tax Treatment. Except to the extent any portion of a CVR Payment is required to be treated as imputed interest pursuant to applicable Tax law or as otherwise required by applicable Tax law, the parties hereto intend to treat the CVR Payment for all Tax purposes as the right to receive additional Company Ordinary Shares (or other CVR Property) received pursuant to (a) the Merger to the extent the CVRs were obtained in connection with the Merger and (b) a Subscription Agreement to the extent the CVRs were obtained pursuant to a Subscription Agreement. The Company shall report imputed interest on the CVRs as required by applicable law.

Article III
THE RIGHTS AGENT

3.1. Certain Duties and Responsibilities. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence (each as determined by a judgment of a court of competent jurisdiction).

3.2. Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and will be protected and held harmless by the Company in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting to take any action hereunder, the Rights Agent may rely upon an officer’s certificate delivered by the Company and/or the SPAC Representative, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful misconduct on its part, incur no liability and be held harmless by the Company for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection to the Rights Agent, and the Rights Agent shall be held harmless by the Company in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e) the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)   the Rights Agent shall not be liable for or by reason of, and shall be held harmless by the Company with respect to, any of the statements of fact or recitals contained in this Agreement and shall not be required to verify the same (and shall be held harmless by the Company with respect to same), but all such statements and recitals are and shall be deemed to have been made by the Company or any other applicable party only;

(g) the Rights Agent will have no liability and shall be held harmless by the Company in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by the Company); nor shall the Rights Agent be responsible for any breach by the Company of any covenant or condition contained in this Agreement;

(h) the Company agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the reasonable out-of-pocket costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of the gross negligence, bad faith or willful or intentional misconduct of the Rights Agent or its Affiliates or Representatives; or is a result of the Rights Agent not adhering to the provisions of any Tax withholding made or not made by the Rights Agent (or anyone on its behalf);

(i)   the Company agrees to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and the Company on or prior to the date hereof and to reimburse the Rights Agent for all Taxes and governmental charges, reasonable and documented out-of-pocket expenses incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)) other than, in each case, amounts for which the Rights Agent is liable pursuant to Section 3.2(h). The Rights Agent will also be entitled to reimbursement from the Company for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

(j) no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

(k) the Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith, unless and until it has received such notice in writing;

(l) subject to federal securities laws, the Rights Agent and any shareholder, Affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of the Company or have a pecuniary interest in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or any other Person;

(m)   the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents; and

(n) except instructions to the Rights Agent as contemplated by this Agreement, the Rights Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document to which it is not a party, including the BCA and the Subscription Agreement (in each case, except to the extent expressly incorporated herein), nor shall the Rights Agent be required to determine if any Person has complied with any such agreements, instruments or documents, nor shall any additional obligations of the Rights Agent be inferred from the terms of such agreements, instruments or documents even though reference thereto may be made in this Agreement.

3.3. Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to the Company specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified, but in no event will such resignation become effective until a successor Rights Agent has been appointed. The SPAC Representative has the right to remove the Rights Agent subject to the approval of Class B CVR Holders holding a majority of the issued and outstanding Class B CVRs (a “Class B CVR Majority”) at any time by specifying a date when such removal will take effect, but no such removal will become effective until a successor Rights Agent (that is acceptable to the Class B CVR Majority and reasonably acceptable to the Company) has been appointed. Notice of such removal will be given by the SPAC Representative to Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, the SPAC Representative will as soon as is reasonably possible appoint a qualified successor Rights Agent (which must be a Person that is acceptable to the Class B CVR Majority and reasonably acceptable to the Company). Notwithstanding the foregoing, if the SPAC Representative shall fail to make such appointment and had it approved by a Class B CVR Majority and the Company in accordance with this Section 3.3 within a period of sixty (60) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) The Company will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent to the CVR Holders, which may be effected by any public filing or press release made or issued, as applicable, by the Company, or by any other means reasonably anticipated to provide sufficient notice thereof to the CVR Holders. Each notice will include the name and address of the successor Rights Agent. If the Company fails to give such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be given at the reasonable expense of the Company.

3.4. Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3 will execute, acknowledge and deliver to the Company, SPAC Representative and the retiring or terminated Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring or terminated Rights Agent. On request of the Company or the successor Rights Agent, the retiring or terminated Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring or terminated Rights Agent.

Article IV

AMENDMENTS

4.1. Amendments without Consent of CVR Holders. Without the consent of any CVR Holders or the Rights Agent, the Company, when authorized by a Board Resolution, and with the consent of the SPAC Representative (not to be unreasonably withheld, delayed or conditioned), may at any time and from time to time, amend, modify, supplement or waive any provision under this Agreement, by a written instrument signed by the Company and the SPAC Representative, for any of the following purposes, so long as, in the cases of clauses (b) through (d), such amendments do not, individually or in the aggregate, materially and adversely affect the interests of the CVR Holders, or materially and adversely affect the rights, duties, responsibilities or protections of the Rights Agent:

(a) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein as provided in Section 5.2;

(b) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company and the SPAC Representative shall reasonably determine to be for the protection of the CVR Holders;

(c) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement;

(d) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Sections 3.3 and 3.4; or

(e) any other amendment hereto that does not adversely affect the legal rights under this Agreement of any CVR Holder.

4.2. Amendments with Consent of CVR Holders.

(a) In addition to any amendment, modification, supplement or waiver pursuant to Section 4.1 (which may be made without the consent of the CVR Holders), the Company, when authorized by a Board Resolution, and with the consent of the Rights Agent and the SPAC Representative (not to be unreasonably withheld, delayed or conditioned), may at any time and from time to time, amend, modify, supplement or waive any provision under this Agreement, by a written instrument signed by the Company, the SPAC Representative and the Rights Agent, if such parties have first obtained the affirmative vote of or a written consent signed by CVR Holders holding a majority of the outstanding Class A CVRs and a Class B CVR Majority. Any amendment, modification, supplement or waiver made in compliance with this Section 4.2 may be made for any purpose, including adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interest of one or more of the CVR Holders.

(b) In executing any amendment, modification, supplement or waiver permitted by this Article IV, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by the Company stating that the execution of such amendment, modification, supplement or waiver is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment, modification, supplement or waiver that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise. The Company will give notice of any amendment, modification, supplement or waiver of any provision under this Agreement to the CVR Holders and each other party hereto not executing the same, which notice may be effected by any public filing or press release made or issued, as applicable, by the Company, or by any other means reasonably anticipated to provide notice thereof to the CVR Holders and the other applicable parties hereto; provided, that any failure to so notify the CVR Holders or any other party shall not affect the validity of such amendment, modification, supplement or waiver.

4.3. Effect of Amendments. Upon the execution of any amendment, modification, supplement or waiver under this Article IV, this Agreement will be modified in accordance therewith, such amendment, modification, supplement or waiver will form a part of this Agreement for all purposes and every CVR Holder and party hereto will be bound thereby.

Article V
OTHER PROVISIONS OF GENERAL APPLICATION

5.1. Notices to Rights Agent and the Company. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to:

Gorilla Technology Group Inc.
7F-1, No.302, Ruey Kuang Road, Neihu
Taipei, Taiwan, R.O.C.
Attn: Dr. Spincer Koh, CEO
Facsimile No.: +886-2-2627-7698
Telephone No.: +886-2-2627-7996
Email: spkoh@gorilla-technology.com

With a copy (which shall not constitute notice) to:

K&L Gates LLP
30/F, 95 Dun Hua S. Road, Sec. 2
Taipei 106, Taiwan
Attn: James Chen and Billy M.C. Chen
Facsimile No.: +886.2.2326.5188
Telephone No.: +886.2.2325.5838
Email: james.chen@klgates.com
            billy.chen@klgates.com

and

K&L Gates LLP
599 Lexington Avenue
New York, New York 10022
Attn: Robert S. Matlin and Jonathan M. Barron
Facsimile No.: +1-212-536-3901
Telephone No.: +1-212-536-3900
Email: robert.matlin@klgates.com
            jonathan.barron@klgates.com

If to the SPAC Representative, to:

Global SPAC Sponsors LLC
2093 Philadelphia Pike #1968
Claymont, DE 19703
Attn: Bryant Edwards, Managing Manager
Telephone No.: (650) 560-4753
Email: bryant@spacpartners.com

With a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Stuart Neuhauser, Esq.
         Matthew A. Gray, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: sneuhauser@egsllp.com
            mgray@egsllp.com

If to the Rights Agent, to:

Continental Stock Transfer & Trust Company
1 State Street - 30th Floor
New York, NY 10004
Attention: Corporate Actions Department
Telephone No.: [_____________]
Email: [_____________]

5.2. Successors and Assigns.

(a) This Agreement will be binding upon, inure to the benefit of and be enforceable by the Company’s successors and assigns, and this Agreement shall not restrict the Company’s, any of its assignees’ or any of its successors’ ability to effect a change of control or merge or consolidate, transfer or convey all or substantially all of its and its subsidiaries’ respective assets to any Person. Each of the Company’s successors, assigns or transferees of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, as applicable, shall expressly assume by an instrument, supplemental hereto, executed and delivered to the Rights Agent, the SPAC Representative and the Company, the due and punctual delivery of the CVR Payment and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by the Company shall agree to remain subject to its obligations hereunder, including delivery of the CVR Payment, if any. Any successor or assignee of the Company permitted hereunder may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as the Company is authorized to do pursuant to this Section 5.2(a).

(b) Except as expressly set forth in this Agreement, neither the Rights Agent nor the SPAC Representative may assign this Agreement without the Company’s written consent (not to be unreasonably withheld); provided, that if the SPAC Representative is replaced in accordance with the terms of the BCA, the replacement SPAC Representative shall automatically become a party to this Agreement as if it were the original SPAC Representative hereunder upon providing written notice to the Company and the Rights Agent of such replacement and accepting its rights and obligations under this Agreement; and the Company shall thereafter issue a press release or make such other public announcement to disclose such replacement of the SPAC Representative to the CVR Holders (provided, that the Company’s failure to do so shall not effect such replacement of and assignment by the SPAC Representative). Any attempted assignment of this Agreement in violation of this Section 5.2(b) shall be void and of no effect.

5.3. Benefits of Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement; provided, however, that the CVR Holders and any Person acquiring CVRs through a transfer or exchange are express third party beneficiaries hereof to enforce the rights expressly granted to them hereunder. For the avoidance of doubt, the SPAC Representative shall be entitled to all of the indemnities, immunities, releases and powers granted to the SPAC Representative under Section 10.15 of the BCA with respect to this Agreement and the transaction contemplated hereby.

5.4. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York.

(b) Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party or its Affiliates or brought by any third party beneficiary hereof, including any CVR Holder, against any other party or its Affiliates shall be exclusively brought and determined exclusively by the state and federal courts seated in New York County, New York (and any courts having jurisdiction over appeals therefrom) (the “Specified Courts”). Each of the parties and any third party beneficiary bringing a claim hereunder hereby irrevocably submits to the jurisdiction of the Specified Courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to and no third party beneficiary shall be permitted to commence any action, suit or proceeding relating thereto except in the Specified Courts, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such Specified Court. Each of the parties and any third party beneficiary hereof bringing a claim hereunder hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, any claim that it is not personally subject to the jurisdiction of the Specified Courts for any reason, that it or its property is exempt or immune from jurisdiction of any such Specified Court or from any legal process commenced in such Specified Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and that the suit, action or proceeding in any such Specified Court is brought in an inconvenient forum, the venue of such suit, action or proceeding is improper or this Agreement, or the subject matter hereof, may not be enforced in or by such Specified Court.

(c) Each of the parties to this Agreement and any third party beneficiary hereof bringing a claim hereunder hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.

5.5. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

5.6. Public Disclosure. The Company may disclose the terms of this Agreement to the extent necessary or appropriate to satisfy the rules and regulations of the SEC, including filing a copy of this Agreement in any public filing.

5.7. Tax Reporting. The Rights Agent shall comply with all applicable laws, including as the foregoing relates to Tax reporting and withholding with respect to the delivery of any CVR Property made pursuant to this Agreement.

5.8. Further Assurances. The Company shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

5.9. Counterpart. This Agreement may be executed and delivered (including by facsimile, e-mail or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5.10. Termination. This Agreement shall terminate and be of no further force or effect, and the parties hereto shall have no liability hereunder, on the date on which it has been finally determined under Section 1.2 of the BCA that there are no further potential CVR Payments under the BCA (and all CVR Payments prior thereto have been fully paid under this Agreement). Notwithstanding anything to the contrary contained herein, in the event that the BCA is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

5.11. Entire Agreement. This Agreement, together with the BCA and the Subscription Agreements, constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

{Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, each party hereto has executed this Agreement as of the date first written above.

the Company:

GORILLA TECHNOLOGY GROUP INC.

By:
Name:
Title:

Rights Agent:

CONTINENTAL TRUST STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

SPAC Representative:

Solely in the capacity as the SPAC Representative:

GLOBAL SPAC SPONSORS LLC

By:
Name:
Title: